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                                   EXHIBIT 11

                       Computations of Earnings Per Share,

                                Basic and Diluted

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                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER SHARE, BASIC

                                                                 Three Months Ended                   Six Months Ended
                                                                    December 31,                        December 31,

                                                                1997             1996              1997              1996
                                                             ---------         ---------         ---------         ---------
                                                                          (in thousands, except per share amounts)

Net earnings .......................................         $   1,383         $   1,660         $   2,165         $   2,346
                                                             =========         =========         =========         =========

Weighted average number of common shares
   outstanding .....................................             1,741             1,938             1,739             1,839
                                                             =========         =========         =========         =========


Earnings per share, basic ..........................         $     .79         $     .86         $    1.24         $    1.28
                                                             =========         =========         =========         =========

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                   HUDSON GENERAL CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF EARNINGS PER SHARE, DILUTED

                                                       Three Months Ended             Six Months Ended
                                                           December 31,                  December 31,
                                                       1997           1996           1997           1996
                                                       ----           ----           ----           ----
                                                             (in thousands, except per share amounts)

Net earnings ................................         $1,383         $1,660         $2,165         $2,346

Plus: Interest on 7% convertible subordinated
      debentures due 2011 less applicable
      income taxes ..........................           --             --             --               50
                                                      ------         ------         ------         ------

Net earnings for computing earnings

per share, diluted ..........................         $1,383         $1,660         $2,165         $2,396
                                                      ======         ======         ======         ======

Weighted average number of common shares

outstanding .................................          1,741          1,938          1,739          1,839

Plus:  Incremental shares from assumed:

       Exercise of stock options ............             16             19             15             18
       Conversion of 7% convertible
       subordinated debentures ..............           --             --             --              117
                                                      ------         ------         ------         ------

Weighted average number of common and
potential common shares outstanding .........          1,757          1,957          1,754          1,974
                                                      ======         ======         ======         ======


Earnings per share, diluted .................         $  .79         $  .85         $ 1.23         $ 1.21
                                                      ======         ======         ======         ======

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